Exhibit 99.1



FOR IMMEDIATE RELEASE
Contact: Jon Morgan or Adam Weiner of Kekst and Company
(212) 521-4800

                        Cosi Reports Third Quarter Sales

Deerfield, IL, October 12, 2004 -- Cosi, Inc. (Nasdaq: COSI), the premium, convenience restaurant company, today reported that revenues for the third quarter ended September 27, 2004, were $28.2 million, compared to revenues of $27.5 million in the third quarter ended September 29, 2003. At the end of the 2004 third quarter, Cosi operated 85 restaurants, compared to 91 at the end of the 2003 third quarter.

Comparable restaurant sales in the third quarter of 2004, as measured for restaurants in operation for more than 15 months, increased approximately 6.9% over the third quarter of 2003. During the third quarter of 2004, 86 restaurants were in operation for more than 15 months, and Cosi closed two under-performing restaurants previously identified by the Company as potential candidates for closure.

Cosi has achieved comparable restaurant sales growth for 12 consecutive quarters. Third quarter 2004 comparable restaurant sales growth consisted of a 5.5% increase in transaction count compared to the 2003 third quarter, and a 1.4% increase in the average check price as a result of a favorable shift in the sales mix.

Cosi stated that it continues to expect to achieve its previously-stated target of 4%-5% comparable restaurant sales growth on a full year basis for 2004 compared with 2003.

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "We are pleased that Cosi continues to earn the loyalty of a growing number of guests. We believe that our brand appeal and the increasing consumer demand for fast-casual dining create the opportunity for Cosi to be a national brand with a national footprint, and we are working diligently to execute a three-part strategy for capturing that opportunity, consisting of company-owned restaurants, franchised restaurants, and partnership restaurants, such as those we are beginning to open within several of the largest Macy's locations.

"We are excited to bring the Cosi experience to Macy's customers this fall in new and attractive markets for us, beginning in South Florida," Mr. Armstrong concluded.

About Cosi, Inc.
Cosi (http://www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are 85 Cosi locations in eleven states, including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan and Wisconsin, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forwardlooking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; the rate of our internal growth, and our ability to generate increased revenue from existing restaurants; our ability to effectively manage our business with a reduced general and administrative staff; our ability to incorporate a franchising and area developer model into our strategy; the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants; our ability to generate positive cash flow from operations; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

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